Exhibit 99.1

CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS

ATLANTA, Georgia, October 26, 2016 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the third quarter ended October 2, 2016.

"While our third quarter financial results suffered from continued sluggish market demand in Europe and the U.S., I am encouraged with our progress on strategic initiatives to accelerate top line growth and improve our manufacturing assets to drive productivity," said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  "For the first time in the past year and a half, our quarterly orders were positive versus the prior year period.  Importantly, we also saw increasing order strength over the quarter from July through September.  Net sales in the first half of the year were down nearly 6%, and the third quarter saw a slight improvement with sales down only 2.5%.  With our order trends, we expect to deliver positive sales growth in the fourth quarter."

Jay Gould, the Company's President and Chief Operating Officer commented, "After six straight quarters of triple-digit gross margin expansion, we had a 105 basis point contraction to 37.4%.  This decline was directly linked to investments we are making to improve our flagship Troup County, Georgia manufacturing and warehousing facilities.  Upon completion of this transformational project, we anticipate a $30 million annualized cost improvement.  As a percentage of sales, our SG&A expenses remained at elevated levels.  Consequently, we are tightly controlling and continually targeting reductions in SG&A expenses worldwide.  We also launched our new modular resilient flooring product line in the third quarter.  The customer reaction has been highly positive and we anticipate solid orders over the coming year."

THIRD QUARTER 2016 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  Net sales for the third quarter of 2016 were $248.3 million, down 2.5% compared with sales of $254.7 million in the third quarter of 2015.

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS
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Our Asia-Pacific business was the strongest performer in the third quarter of 2016.  Sales in this region were up 7.4% due to substantial gains in China and Australia, partially offset by softer sales in Southeast Asia, Japan and Korea.

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Third quarter 2016 sales in our Americas business were down 3.4% compared with the third quarter last year.  The decline occurred in the U.S. (down 4%) and Canada (down 13%), somewhat mitigated by an increase in Latin/South America (up 2%).  The InterfaceServices business increased 3%, as it began to deliver more retail projects that had been delayed to the second half of this year.  Overall, the corporate office segment was down 10%, while non-office segments in the aggregate were up 1%.  Among non-office segments, strong gains in the hospitality (up 19%) and healthcare (up 13%) segments were largely offset by a decrease in the government segment (down 16%).  FLOR sales grew 1% year over year.

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In Europe, our net sales were down 5.7%, as the region continued to be impacted by geopolitical and economic issues that are pulling down consumer and business confidence.  The majority of the decline occurred in the U.K., reflecting the fallout and uncertainty from its vote to leave the European Union, a substantial impact from the decline of the Pound Sterling versus the Euro, as well as reduced investments in the territory following concerns about the possibility of a "hard Brexit."  The decrease was somewhat mitigated by solid gains in Central and Southern Europe, with Germany leading that growth.

Operating Income:  Third quarter 2016 operating income decreased to $25.7 million, or 10.4% of sales, compared with $31.3 million, or 12.3% of sales, in the third quarter last year.  Gross profit margin was 37.4% in the third quarter of 2016, down 105 basis points compared with 38.5% in the prior year period.  The decline in gross margin was primarily due to the transition to a new centralized warehouse and distribution center in our Americas business, along with a reduction of manufacturing volume.  SG&A expenses were $67.2 million, or 27.0% of sales, in the third quarter of 2016, versus $66.7 million, or 26.2% of sales, in the third quarter of 2015.  The SG&A increase was mostly due to marketing efforts to grow our core carpet tile business and launch our important new modular resilient flooring (luxury vinyl tile) products in a four-city test market.

Net Income:  Net income during the third quarter of 2016 declined to $15.9 million, or $0.25 per share, compared with net income of $20.1 million, or $0.31 per share, in the third quarter last year.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, "Apart from the gross margin decline in the Americas business, the third quarter was operationally sound, with improvements in gross margin in our other geographic regions and at FLOR.  We generated a substantial amount of cash, while paying down $7.5 million in debt, scaling back manufacturing volume by 9%, and drawing down inventories by $4.5 million."

YEAR TO DATE 2016 FINANCIAL RESULTS

Sales:  For the first nine months of 2016, net sales were $719.1 million, down 4.8% compared with $755.2 million in the first nine months last year.

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS
Operating Income:  Operating income for the 2016 nine-month period was $78.6 million, or 10.9% of sales, versus $85.9 million, or 11.4% of sales, in the first nine months of 2015.

Net Income:  The Company reported net income of $49.5 million, or $0.76 per share, for the first nine months of 2016.  This compares with net income of $54.2 million, or $0.82 per share, in the first nine months of 2015.

Mr. Hendrix concluded, "Notwithstanding the setback in gross margin for the third quarter, we are generally pleased with the direction our Company is heading.  Our path to growth in earnings and shareholder value is focused on three priorities – growing our core carpet tile business, improving operations at our flagship production facility in the U.S., and creating a substantial market presence with complementary modular resilient flooring products.  We've seen our sales and orders turn positive over the past few months, and our third quarter rollout of modular resilient flooring products is resonating strongly with our customers, creating an encouraging backlog of orders and robust sampling activity in the project pipeline.  The Americas transition to a centralized warehouse, which drove the third quarter gross margin decline, is an integral component of our longer term plan to optimize operations in the U.S. that is expected to yield even greater long term benefits.  Moreover, we remain on track to deliver a very healthy full year gross margin north of 38%.  In addition, we will keep a tight focus on managing SG&A expenses toward our goal of 25% of net sales.  I'm very encouraged about our prospects based on the trends we are seeing as well as the actions we are taking to grow our top line and enhance our operational efficiency."

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, October 27, 2016, at 9:00 a.m. Eastern Time, to discuss its third quarter 2016 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/4yrguqbe or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2016, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the possibility of the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," "Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock."  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/2/16	10/4/15	10/2/16	10/4/15

Net Sales	$248,349	$254,686	$719,110	$755,227
Cost of Sales	155,431	156,720	440,434	470,577
Gross Profit	92,918	97,966	278,676	284,650
Selling, General & Administrative Expenses	67,175	66,664	200,108	198,729
Operating Income	25,743	31,302	78,568	85,921
Interest Expense	1,654	1,348	4,763	5,026
Other Expense (Income), Net	739	657	1,072	1,483
Income Before Taxes	23,350	29,297	72,733	79,412
Income Tax Expense	7,446	9,170	23,278	25,241
Net Income	$15,904	$20,127	$49,455	$54,171

Earnings Per Share – Basic	$0.25	$0.31	$0.76	$0.82

Earnings Per Share – Diluted	$0.25	$0.31	$0.76	$0.82

Common Shares Outstanding – Basic	64,805	65,854	65,285	66,091
Common Shares Outstanding – Diluted	64,842	65,907	65,322	66,139

Orders from Continuing Operations	$244,400	$241,800	$724,700	$771,300

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	10/2/16	1/3/16
Assets
Cash	$113,729	$75,696
Accounts Receivable	128,740	130,322
Inventory	164,199	161,174
Other Current Assets	31,617	31,216
Total Current Assets	438,285	398,408
Property, Plant & Equipment	213,574	211,489
Other Assets	135,681	146,652
Total Assets	$787,540	$756,549

Liabilities
Accounts Payable	$48,377	52,834
Accrued Liabilities	90,494	88,933
Current Portion of Long-Term Debt	15,000	11,250
Total Current Liabilities	153,871	153,017
Long-Term Debt	202,612	202,281
Other Long-Term Liabilities	53,560	58,885
Total Liabilities	410,043	414,183
Shareholders' Equity	377,497	342,366
Total Liabilities and Shareholders' Equity	$787,540	$756,549

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	10/2/16		10/4/15		10/2/16		10/4/15

Net Income		$15.9		$20.1		$49.5		$54.2
Depreciation and Amortization		7.5		7.7		22.5		23.2
Stock Compensation Amortization		1.1		1.8		3.4		10.9
Deferred Income Taxes and Other Non-Cash Items		0.5		6.1		5.0		15.4
Change in Working Capital
Accounts Receivable	(0.3)		2.7		1.4		17.9
Inventories	5.7		(1.6)		(0.5)		(28.7)
Prepaids and Other Current Assets	(0.4)		1.9		(1.0)		(0.4)
Accounts Payable and Accrued Expenses	14.3		3.1		(6.1)		0.2
Cash Provided by Operating Activities		44.3		41.8		74.2		92.7
Cash Provided by (Used in) Investing Activities		(8.6)		(11.2)		(19.8)		(23.8)
Cash Provided by (Used in) Financing Activities		(11.2)		(28.2)		(18.0)		(46.7)
Effect of Exchange Rate Changes on Cash		0.9		(0.4)		1.6		(3.3)
Net Increase in Cash		$25.4		$2.0		$38.0		$18.9

INTERFACE REPORTS THIRD QUARTER 2016 RESULTS
Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 10/2/16
Net Sales with Foreign Currency Held Neutral	$250.0
Impact of changes in foreign currency	(1.7)
Net Sales As Reported	$248.3
Three Months Ended 10/2/16
Operating Income with Foreign Currency Held Neutral	$25.8
Impact of changes in foreign currency	(0.1)
Operating Income As Reported	$25.7

Nine Months Ended 10/2/16
Net Sales with Foreign Currency Held Neutral	$727.2
Impact of changes in foreign currency	(8.1)
Net Sales As Reported	$719.1

Nine Months Ended 10/2/16
Operating Income with Foreign Currency Held Neutral	$79.1
Impact of changes in foreign currency	(0.5)
Operating Income As Reported	$78.6

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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